Exhibit 99.1

BIG CAT ENERGY CORPORATION RECEIVES FIRST GROUP OF PERMITS FROM WYOMING DEPARTMENT OF ENVIRONMENTAL QUALITY

Gillette, Wyoming, August 24, 2007 - Big Cat Energy Corporation (OTCBB: BCTE) is pleased to announce the receipt of its first group of approved permits from the Wyoming Department of Environmental Quality (WDEQ) allowing the use of the ARID tool and technology.

Big Cat Energy Corp recently received its first group of approved permits for the installation of 16 ARID tools.  The Wyoming DEQ had been reviewing their water sampling requirements specific to the ARID tool and have decided on a procedure which will allow permitting under the Underground Injection Control (UIC) program to go forward in a more timely manner.  This procedure will allow Big Cat Energy to have applications for the use of the ARID tool streamlined through Wyoming DEQ, which will result in a reduced time period for approval of applications.

The Termo Company of Long Beach, California was the first operator to prepare a well for the installation of the ARID tool from the group of approved permits.  The ARID Tool is now installed in the Termo well and will be operational shortly, once a water quality verification of the receiving aquifer has been obtained.  Cedar Resources of Gillette, Wyoming is also currently preparing a CBM well for an ARID tool also.

Two other major CBM producers in the Powder River Basin have identified as many as eight more pilot project areas of interest and are in the process of gathering data to populate applications to the Wyoming DEQ for the use of the ARID tool.

This week Big Cat Energy sent out its first invoice for the ARID tool and is preparing to send several more invoices to other CBM operators who received approved permits.  Other invoices for work associated with the preparation of UIC applications will be sent to other operators as well.

Several CBM operators from other states have began gathering information to investigate possible application of the ARID tool in their particular areas of interest in the Western United States, as well as companies international which also have large Coal Bed Methane (CBM) development potential as well.

Several months of performance history from the first and second ARID tool pilot projects is now available and has been presented to Powder River Basin Operators so they can compare the economics of the ARID process to other water disposal processes.  Several of theses companies are now in the review process with Big Cat Energy staff to access ARID tool capabilities in their site specific fields.  This is step one in a three step process needed to obtain the approved permit from the Wyoming DEQ.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

Or contact:

Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.